State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 07/14/2016
FILED 10:00 AM 07/14/2016
SR 20164907674 - File Number 4475571

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF BLACKSTAR ENERGY GROUP, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of BlackStar Energy Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and obtaining written consent of a majority of the outstanding shares of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

That the name of the Corporation is changed to BlackStar Enterprise Group, Inc.

SECOND: That concurrent with the resolution of its Board of Directors, a Written consent of a majority of the stockholders of said corporation was duly delivered in accordance with Section 228 of the General Corporation Law of the State of Delaware in which written consent for the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the effective date of the amendment shall be August 1, 2016

IN WITNESS **WHEREOF,** said corporation has caused this certificate to be signed this 13 day of July, 2016

By: [signature]
Authorized Officer

Title: Chief Financial Officer
Name: Joseph Kurczodyna